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                                                                      EXHIBIT 11
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                                 TELXON CORPORATION

                         COMPUTATION OF EARNINGS PER SHARE

                      (In Thousands Except Per Share Amounts)

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                                                            Three Months Ended June 30,
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                                                               1997           1996
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
Net income (loss) applicable to common shares                  $1,594        $(4,797)
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Weighted average common shares outstanding for the period      15,776         16,544
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Earnings (loss) per common share:
   On the weighted average common
     shares outstanding for the year *                           $.10          $(.29)

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*    This calculation is submitted in accordance with Regulation S-K Item
     601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 5-3/4% Convertible Subordinated Notes and 7-1/2% Convertible Subordinated Debentures were omitted from the fully diluted calculation due to their antidilutive effect.